Exhibit 99.B(g)(2)(viii)

SIXTH AMENDMENT AGREEMENT

Amending the terms of a Foreign Custody Management Agreement

This Amendment Agreement, made as of December 19, 2019, is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust, and the Bank of New York Mellon, a New York banking organization (“BNY”).

WITNESSETH:

The Trust (acting on behalf of certain series of the Trust) and BNY entered into a foreign custody management agreement on September 29, 2000, as amended, (the “Foreign Custody Agreement”). Pursuant to the Foreign Custody Agreement, certain series of the Trust have appointed BNY as foreign custody manager.

In accordance with Article VI, Section 4 of the Foreign Custody Agreement, the parties now wish to amend the Foreign Custody Agreement, to reflect the appointment of BNY as foreign custody manager of each series of the Trust listed below. By executing this Amendment Agreement, the parties agree to be bound by the terms of the Foreign Custody Agreement as herein amended, as if each series of the Trust listed below was a party to the Foreign Custody Agreement, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Foreign Custody Agreement as follows:

1.             Definition of “Fund”

The following section 7 in Article I shall be inserted into the Foreign Custody Agreement:

“Fund” shall include Baillie Gifford Asia Ex Japan Fund, Baillie Gifford China A Shares Fund, Baillie Gifford Developed EAFE All Cap Fund, Baillie Gifford EAFE Plus All Cap Fund, Baillie Gifford Emerging Markets Equities Fund, Baillie Gifford Global Alpha Equities Fund, Baillie Gifford Global Stewardship Equities Fund, Baillie Gifford International All Cap Fund, Baillie Gifford International Alpha Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford International Growth Fund, Baillie Gifford International Smaller Companies Fund, Baillie Gifford Long Term Global Growth Fund, Baillie Gifford Multi Asset Fund, Baillie Gifford Positive Change Equities Fund and Baillie Gifford U.S. Equity Growth Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, on behalf of each of Baillie Gifford Asia Ex Japan Fund, Baillie Gifford China A Shares Fund, Baillie Gifford Developed EAFE All Cap Fund, Baillie Gifford EAFE Plus All Cap Fund, Baillie Gifford Emerging Markets Equities Fund, Baillie Gifford Global Alpha Equities Fund, Baillie Gifford Global Stewardship Equities Fund, Baillie Gifford International All Cap Fund, Baillie Gifford International Alpha Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford International Growth Fund, Baillie Gifford International Smaller Companies Fund, Baillie Gifford Long Term Global Growth Fund, Baillie Gifford Multi Asset Fund, Baillie Gifford Positive Change Equities Fund and Baillie Gifford U.S. Equity Growth Fund.

/s/ Julie Paul
Name: Julie Paul
Authority: Vice President, Baillie Gifford Funds

THE BANK OF NEW YORK MELLON

/s/ Robert Jordan
Name: Robert Jordan
Authority: Director